Exhibit 4.47
Agreement
On

Absorption and Merger of China Netcom (Group) Co., Limited by China United Telecommunications
Corporation Limited

Between
China United Telecommunications Corporation Limited,
China Netcom (Group) Co., Limited,
China Unicom (Hong Kong) Limited and
China Netcom Group Corporation (Hong Kong) Limited
October 15, 2008

Contents

1. FORM OF MERGER	5
2. MERGER REFERENCE DATE AND EFFECTIVE DATE OF MERGER	5
3. PROFILE OF UNICOM OPERATING COMPANY AFTER COMPLETION OF MERGER	6
4. MERGER OF ASSETS	7
5. SCHEME FOR SUCCESSION OF CREDITOR’S RIGHTS AND LIABILITIES	8
6. INSTITUTIONAL MERGER	8
7. ALLOCATION OF EMPLOYEES	8
8. AGREEMENT AND THE UNDERTAKING OF AGREEMENT	8
9. SUCCESSION OF LITIGATION	9
10. TAXES AND EXPENSES	9
11. PREREQUISITE FOR MERGER TO TAKE EFFECT	9
12. REPRESENTATIONS AND WARRANTIES	9
13. APPLICABLE LAWS AND RESOLUTION OF DISPUTES	10
14. NOTICE	10
15. INTEGRAL AGREEMENT	11
16. SEVERABILITY	11
17. AMENDMENT	11
18. COPY OF AGREEMENT	12
19. FORCE MAJEURE	12
20. SUCCESSION AND TRANSFER OF RESPONSIBILITIES AND RIGHTS UNDER THE AGREEMENT	12
21. DEFAULT AND REMEDIES	12
22. TITLES AND HEADINGS	12

This Agreement on Absorption and Merger of China Netcom (Group) Co., Limited by China United Telecommunications Corporation Limited (hereinafter referred to “Merger Agreement” or “this Agreement”) is entered by the following parties in Beijing, the People’s Republic of China:
1. China United Telecommunications Corporation Limited (hereinafter referred to “Unicom Operating Company” or “the Merging Party”)
Legal location: Floor 12, Building 1, Henderson Center, 18 Jianguomennei Street, Beijing
Legal representative: Chang Xiaobing
2. China Netcom (Group) Co., Limited (hereinafter referred to “Netcom Operating Company” or “the Combined Party”)
Legal location: Building C, 156 Fuxingmennei Street, Xicheng District, Beijing
Legal representative: Zuo Xunsheng
3. China Unicom (Hong Kong) Limited (hereinafter referred to “New Unicom Red-chip Company”)
Legal location: 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Legal representative: Chang Xiaobing
4. China Netcom Group Corporation (Hong Kong) Limited (hereinafter referred to “Netcom Red-chip Company”)
Legal location: Room 6701, The Center, 99 Queen’s Road Central, Hong Kong
Legal representative: Zuo Xunsheng
Whereas
(1)	On May 24, 2008, the Ministry of Industry and Information Technology (MIIT), the National Development and Reform Commission (NDRC) and the Ministry of Finance jointly issued the “Announcement on Deepening the Reform of the Structure of the Telecommunications Sector”. Pursuant to such Announcement, the Chinese Government will continue to deepen the reform of the structure of the telecommunications sector, supporting the formation of three telecommunications services providers of comparable scale and standing, each with nationwide network resources, full-service capabilities and competitive strength, in order to help optimize the allocation of telecommunications resources and foster market competition. As a part of the restructuring in the telecommunication sector, China Unicom Limited (hereinafter referred to “Unicom Red-chip Company”) and Netcom Red-chip Company merged (hereinafter referred to “Red-chip Company Merger”) by way of agreement arrangement. After the completion of the Red-chip Company Merger, China Unicom Limited is changed to China Unicom (Hong Kong) Limited (namely “New Unicom Red-chip Company”). The Red-chip Company Merger took effect on October 15, 2008.

(2)	After the Red-chip Company Merger took effect, New Unicom Red-chip Company holds 100% of the equity interest of Netcom Red-chip Company, which holds 100% of the equity interest of Netcom Operating Company, and New Unicom Red-chip Company holds 100% of the equity interest of Unicom Operating Company;

(3)	Unicom Operating Company is a foreign invested enterprise incorporated under the PRC law and legally continuing its operations. Its business scope is as follows: operating fixed-line local telephone service (including local wireless loop), public telegraphy and user telegraphy service, domestic communications facilities service in 10 provinces, cities and autonomous regions including Beijing, Tianjin, Liaoning, Hebei, Shandong, Henan, Shanxi, Jilin, Inner Mongolia and Heilongjiang; operating nationwide fixed-line domestic long distance telephone service, fixed-line international long distance telephone service, IP telephone service (limited to Phone-Phone service), 900/1800MHz GSM 2G digital cellular mobile communications service, Internet data transmission service, international data communications service, and 26GHz wireless access service; and operating 3.5GHz wireless access service in Beijing, Shanghai, Tianji, Hebei (excluding Shijiazhuang), Shanxi, Inner Mongolia, Liaoning, Jilin, Harbin, Hefei, Nanchang, Shandong (excluding Jinan and Qingdao), Zhengzhou, Hunan, Guangdong, Guangxi, Haikou, Sichuan, Guizhou, Yunnan (excluding Kunming), Shaanxi, Xining, Ningxia and Xinjiang. It operates domestic Very Small Aperture Terminal (VSAT) communications service, fixed-line domestic data transmission service, Customer Premises Network (CPN) service, network hosting service, online data processing and transaction processing service, domestic Internet virtual private network (VPN) service, Internet data center service, voice mailbox service, facsimile store and forward service, Internet access service and information service across the country. It operates wireless data transmission service, X.400 e-mail service and electronic notice service in Internet information service in 10 provinces, cities and autonomous regions including Beijing, Tianjin, Liaoning, Hebei, Shandong, Henan, Shanxi, Jilin, Inner Mongolia and Heilongjiang. It operates communications and information service related system integration, equipment manufacturing and sales, design and engineering service, technical development, technical service, technical consulting, technical training; sales and maintenance of pagers and handset accessories; preparation and sales of telecommunications cards; customer service; property leasing; and editing, publishing and distributing telephone directories. (As for those services related with license or special regulations of the country, they must be operated with license or relevant formalities have to be handled according to such special regulations).

(4)	Netcom Operating Company is a foreign invested enterprise incorporated under the PRC law and legally continuing its operations. Its business scope is as follows: As authorized by China Netcom (Group) Co., Limited, it operates domestic fixed-line telecommunications network and facilities (including wireless local loop) service, fixed-line telecommunications network based voice, data, image, multimedia communications and information service; external settlement in international telecommunications service and exploration in the international communications market in 10 provinces, cities and autonomous regions including Beijing, Tianjin, Hebei, Henan, Liaoning, Shandong, Shanxi, Inner Mongolia, Jilin and Heilongjiang. It operates communications and information service related system integration, technical development, technical service, information consulting, equipment manufacturing and sales, design and engineering service; property leasing; design, preparation, release and agency service of various domestic and foreign advertisements; and editing, publishing and distributing telephone directories.

(5)	In order to integrate the telecommunications services of New Unicom Red-chip Company in the territory of China, Unicom Operating Company will merge with Netcom Operating Company by means of absorption and merger. After such merger, Unicom Operating Company will continue its operations, Netcom Operating Company will de dissolved and its legal status will be cancelled.
In order to define related rights and obligations of various parties in the merger, an agreement has been reached as follows:
1.	FORM OF MERGER

1.1	According to terms and conditions of this Agreement, Unicom Operating Company and Netcom Operating Company agree to conduct this merger by means of absorption and merger, namely Unicom Operating Company will merge with and absorb Netcom Operating Company. After completion of this merger, as the absorbing party and continuing party of this merger, Unicom Operating Company should handle relevant modification registration formalities; as the absorbed party and discontinuing party of this merger, all the assets, liabilities, rights, businesses and employees and so on of Netcom Operating Company will enter Unicom Operating Company meanwhile Unicom Operating Company will handle cancellation registration formalities of Netcom Operating Company;

1.2	As a wholly-owned subsidiary of New Unicom Red-chip Company, Netcom Red-chip Company agrees to transfer all its rights in Unicom Operating Company after this merger to New Unicom Red-chip Company or vest them in New Unicom Red-chip Company without obligation. Namely after completion of this merger, New Unicom Red-chip Company will hold all equity interests of Unicom Operating Company after this merger, and Unicom Operating Company will become a wholly-owned subsidiary of New Unicom Red-chip Company.

2.	MERGER REFERENCE DATE AND EFFECTIVE DATE OF MERGER

2.1	The merger reference date for this merger is December 31, 2008, all the parties agree to handle property transfer formalities and handover of this merger on the basis of the audited financial statements on the same day of the merger reference date.

2.2	On the merger reference date and prior to such date, all businesses, assets and all their resulting gains and losses of Unicom Operating Company and Netcom Operating Company will be shared and undertaken respectively by them. Following the merger reference date, all businesses, assets and all their resulting gains and losses of Unicom Operating Company and Netcom Operating Company will be shared and undertaken by Unicom Operating Company according to law.

2.3	All the parties under this Agreement hereby confirm that the effective date of the merger is January 1, 2009 subject to satisfaction of all prerequisites specified in Article

11 of this Agreement.
3.	PROFILE OF UNICOM OPERATING COMPANY AFTER COMPLETION OF MERGER

Company Name	China United Telecommunications Corporation Limited

Operating Duration	From April 21, 2000 to April 20, 2050

Legal Representative	Chang Xiaobing

Registered Address	Floor 12, Building 1, Henderson Center, 18 Jianguomennei Street, Beijing

Registration Number	100000400008460

Total Amount of Investment	RMB 285,422,055,252 yuan

Registered Capital	RMB 138,091,677,827.69 yuan

Scope of Business	It operates fixed-line local telephone service (including local wireless loop), public telegraphy and user telegraphy service, domestic communications facilities service in 10 provinces, cities and autonomous regions including Beijing, Tianjin, Liaoning, Hebei, Shandong, Henan, Shanxi, Jilin, Inner Mongolia and Heilongjiang; operating nationwide fixed-line domestic long distance telephone service, fixed-line international long distance telephone service, IP telephone service (limited to Phone-Phone service), 900/1800MHz GSM 2G digital cellular mobile communications service, Internet data transmission service, international data communications service, and 26GHz wireless access service; and operating 3.5GHz wireless access service in Beijing, Shanghai, Tianji, Hebei (excluding Shijiazhuang), Shanxi, Inner Mongolia, Liaoning, Jilin, Harbin, Hefei, Nanchang, Shandong (excluding Jinan and Qingdao), Zhengzhou, Hunan, Guangdong, Guangxi, Haikou, Sichuan, Guizhou, Yunnan (excluding Kunming), Shaanxi, Xining, Ningxia and Xinjiang. It operates domestic Very Small Aperture Terminal (VSAT) communications service, fixed-line domestic data transmission service, Customer Premises Network (CPN) service, network hosting service, online data processing and transaction processing service, domestic Internet virtual private network (VPN) service, Internet data center service, voice mailbox service, facsimile store and forward service, Internet access service and information service across the country. It operates wireless data transmission service, X.400 e-mail service and electronic notice service in Internet information service in 10 provinces, cities and autonomous regions including Beijing, Tianjin, Liaoning, Hebei, Shandong, Henan, Shanxi, Jilin, Inner Mongolia and Heilongjiang. It operates communications and information service related system integration, equipment manufacturing and sales, design and engineering service, technical development, technical service, technical consulting, technical training; sales and maintenance of pagers and handset accessories; preparation and sales of telecommunications cards; customer service; property leasing; and editing, publishing and distributing telephone directories. (As for those services related with license or special regulations of the country, they must be operated with license or relevant formalities have to be handled according to such special regulations).
4.	MERGER OF ASSETS

4.1	All assets, including but not limited to fixed assets, current assets and so on owned by, possessed by or used by Netcom Operating Company will be completely given to Unicom Operating Company.

4.2	Fixed assets
(1) By fixed assets, they refer to those fixed assets owned by, possessed by or used by Netcom Operating Company prior to the effective date of the merger, including but not limited to telecommunications equipment, facilities, transportation equipment, office equipment, properties, the right to use land, buildings and on-going constructions and so on. All such fixed assets will be given to Unicom Operating Company.
(2) Specific items in the fixed assets of Netcom Operating Company are subject to the fixed asset items confirmed by all parties under this Agreement. Netcom Operating Company shall handover all existing documents such as relevant ownership documents, descriptions, certificates and registrations to Unicom Operating Company. Of which, ownership modification registration formalities of vehicles, property ownership, the right to use land and industrial ownership in the above fixed assets shall be completed within 180 days of the effective date of the merger, all the other assets shall be transferred to Unicom Operating Company on the effective date of the merger.
4.3	Current assets

(1)	Current assets of Netcom Operating Company mainly include monetary funds, short-term investment, receivables and prepaid money and so on shall be given to Unicom Operating Company.

(2)	Specific items in the current assets of Netcom Operating Company are subject to those current asset items confirmed in the audit report.
4.4 External equity interest investments
Equity interest rights as a result of external investments of Netcom Operating Company shall be given to Unicom Operating Company, including but not limited to 100% of the equity interest of China Netcom Group System Integration Limited Corporation held by Netcom Operating Company, 100% of the equity interest of China Netcom Broadband Online Company and 100% of the equity interest of Zhongrong Information Service Limited.

5.	SCHEME FOR SUCCESSION OF CREDITOR’S RIGHTS AND LIABILITIES

5.1	After respectively obtaining the approval of Ministry of Commerce in principle on this merger scheme by Unicom Operating Company and Netcom Operating Company, they shall implement the announcement and notice procedure of creditor according to provisions of relevant laws and regulations, liquidate debts or provide guarantee in advance in accordance with the requirements of their respective creditors raised within the statutory period (of which, as for those corresponding rights of holders of enterprise coupons and short term fund-raising coupons issued by Netcom Operating Company that are still within continuing operations period, they will be executed according to relevant laws, regulations and procedures specified in prospectus).

5.2	Creditor’s rights and liabilities of Unicom Operating Company and Netcom Operating Company will be undertaken by the continuing party after the absorption and merger following the effective date of the merger namely Unicom Operating Company.

5.3	Creditor’s rights and liabilities of subsidiaries of Unicom Operating Company and Netcom Operating Company will still be undertaken by their respective subsidiaries.

6.	INSTITUTIONAL MERGER

6.1	After the effective date of the merger, all functional departments and their branch institutions of Netcom Operating Company will be merged with corresponding functional departments of Unicom Operating Company.

6.2	Various parties in this merger hereby agree that Netcom Operating Company following this merger shall make adjustments according to the actual condition of its business development.

7.	ALLOCATION OF EMPLOYEES
Following the completion of this merger, various parties agree that all registered employees of Unicom Operating Company and Netcom Operating Company will be completely received by Unicom Operating Company. Any and all rights and obligations of Unicom Operating Company and Netcom Operating Company as employers of their existing employees will be completely shared and undertaken by Unicom Operating Company from the effective date of the merger.
8.	AGREEMENT AND THE UNDERTAKING OF AGREEMENT

8.1	Agreement in which Netcom Operating Company acts as one party before the effective date of this Agreement will be undertaken by Unicom Operating Company from the effective date of this Agreement.

8.2	Within 30 days from Unicom Operating Company receives the modified operating license, Unicom Operating Company shall issue a notice of changing agreement mainbody to all the other parties in an agreement entered by Netcom Operating Company in accordance with the requirements of relevant laws and regulations and implement corresponding notice procedure.

8.3	During the period from the signature date of this Agreement to the effective date of the merger, rights and obligations under relevant contracts signed in the name of Unicom Operating Company but actually implemented by Netcom Operating Company will be shared and undertaken by Netcom Operating Company.
9.	SUCCESSION OF LITIGATION

9.1	Prior to the effective of this Agreement, all litigations or arbitrations related with Netcom Operating Company that are pending or decided but not implemented will be undertaken by Unicom Operating Company.

9.2	Litigations, claims, losses, compensations, payments, expenses and costs related with assets, rights, liabilities or obligations of Netcom Operating Company that are vested in according to this Agreement occurred after the effective date of this Agreement shall be the responsibility of Unicom Operating Company and undertaken by Unicom Operating Company.

10.	TAXES AND EXPENSES
Unicom Operating Company hereby commits and guarantees to undertake the following:
10.1	Taxes and expenses payable irrespective of the effective date of this Agreement that are related to transferred businesses and assets of Unicom Operating Company.

10.2	Taxes and expenses related to operating actives and properties undertaken by Unicom Operating Company after the effective date of this Agreement.

11.	PREREQUISITE FOR MERGER TO TAKE EFFECT
This merger is subject to satisfaction of the following prerequisite:
11.1	New Unicom Red-chip Company and Netcom Red-chip Company have made decision on this merger in accordance with applicable laws, regulations and rules;

11.2	Unicom Operating Company and Netcom Operating Company have executed internal approval procedures in accordance with applicable laws, regulations and rules;

11.3	All parties under this Agreement have implemented the required necessary procedure of applicable laws and/or binding agreements and documents, including but not limited to the consent of relevant creditors (if applicable);

11.4	Approval of related issues about this merger by Ministry of Commerce and other related governmental departments.

12.	REPRESENTATIONS AND WARRANTIES
Any party under this Agreement hereby makes the following representations and warranties to the other parties:
12.1 Legal status
Our company is a company incorporated under laws of jurisdiction and effectively continuing our operations, having independent legal status, being capable of making a lawsuit or being sued in our own name, owning our assets and specializing in our businesses existing or proposed to exist, implementing our obligations.
12.2 Power and authorization
Our company and our authorized person have power and are authorized to sign and deliver our participating agreement, implement their obligations under such agreement, all corporate actions and other actions necessary for authorizing their signing participating agreement and implementing their obligations under such agreement have been officially handled.
12.3 No conflict
In accordance with specifications of participating agreements signed and delivered, our company executes our rights, implements or abides by obligations, which are or will not in contradiction with, against or beyond any rights or restrictions allowed or specified by the following documents:
(1) Any other agreements in which we participate or that have binding force to our assets;
(2) Our organizational documents; or
(3) Any applicable laws and approvals that have binding force to us.
12.4 References
We provide relevant documents and materials in accordance with the requirements of the merger and guarantee authenticity and integrity of such references.
13. APPLICABLE LAWS AND RESOLUTION OF DISPUTES
13.1 This Agreement shall be governed by, and interpreted in accordance with PRC laws.
13.2 All parties hereto shall resolve any disputes, conflicts or claims (“Dispute”) arising out of or in connection with the interpretation or implementation of this Agreement through friendly consultation. If the parties can not come to an agreement on the resolution to a Dispute within 60 days after one party raises the Dispute, then such Dispute shall be referred to arbitration.
13.3 The Dispute shall be resolved by arbitration in China International Economic and Trade Arbitration Commission (“CIETAC”) in accordance with the CIETAC Arbitration Rules then in effect.
13.4 The arbitration will be presided over by the CIETAC as the presiding body. The arbitration will be in Chinese, unless agreed otherwise, and will be in Beijing.
13.5 The arbitral award given in compliance with the arbitration procedures will be final and binding on all the parties and will be enforceable.
14. NOTICE
14.1 Any notice to be given under this Agreement shall be in writing. It shall be served by sending it by telex, telegraphy or facsimile to the following address(es) under this Agreement or relevant address(es) specified by one party to any other party from time to time:
China United Telecommunications Corporation Limited
Address: A133, Xidan North Street, Xicheng District, Beijing

Telephone: 010 66505783
To the attention of: Jia Yongzeng
China Netcom (Group) Co., Limited
Address: Building C, 156 Fuxingmennei Street, Xicheng District, Beijing
Telephone: 010 66259602
To the attention of: Wang Yueping
China Unicom (Hong Kong) Limited
Address: 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Telephone: 852 2121 3220
To the attention of: Corporate Secretary
China Netcom Group Corporation (Hong Kong) Limited
Address: 67th Floor, The Center, 99 Queen’s Road Central, Hong Kong
Telephone: 852 2626 8862
To the attention of: Corporate Secretary
14.2 In the case of notice delivery by hand, it shall be deemed to have been duly given when delivered; In the case of post, the date of acknowledgement; in the case of telegraphy, when the transmission receipt is collected; in the case of facsimile, upon confirmation of transmission.
15. INTEGRAL AGREEMENT
All parties hereto have reached full agreement and understanding concerning this merger. This Agreement replaces all the previous agreements and understanding reached on subject issues of this Agreement, such previous agreements and understanding shall no longer have any effects; at the signature of this Agreement, neither party relies on any representations, guarantees or commitments specified or mentioned other than in this Agreement.
16. SEVERABILITY
If any provision under this Agreement is held to be invalid or unenforceable, then such provision shall be given no effect, and should be deemed as not included in this Agreement, but the rest of this Agreement shall still be valid. The parties shall then use all reasonable efforts to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which shall be as close as possible to the intended effect of the invalid or unenforceable provision.
17. AMENDMENT
Any amendment to this Agreement (or any documents mentioned in this Agreement) shall only be made in writing, and become effective if signed by every party or their authorized representative under this Agreement. Amendment refers to modifications, supplements, deletions or changes in any form.
18. COPY OF AGREEMENT
This Agreement has 10 original copies with the same legal effect.
19.	FORCE MAJEURE

19.1	Force majeure refers to events that can not be predicted by the affected party, beyond its control and prevent it from performing its obligations, which include but not limited to earthquakes, typhoons, explosions, serious fire disasters or other natural calamities, strikes, changes in law and policy, or any other events that lead to severe consequences or conflict situations such as wars.

19.2	The occurrence of force majeure: If one party under this Agreement cannot fully or partially perform its obligations due to force majeure, then such party will not be held responsible for being unable to perform its obligations during the period of force majeure or direct consequences as a result of force majeure. The parties hereto shall make efforts to minimize consequences as a result of force majeure.

19.3	Notice of force majeure: The affected party shall, upon the occurrence of force majeure, promptly give the other parties a notice of specific information of force majeure and the effects on the performance of its obligations under this Agreement; when such force majeure terminates, the affected party shall promptly give the other parties a notice of the termination.
20. SUCCESSION AND TRANSFER OF RESPONSIBILITIES AND RIGHTS UNDER THE AGREEMENT
This Agreement shall have integral legal binding force to any party and its lawful successor and assignee. Without the consent of the other party, any party under this Agreement shall not impawn or transfer any rights, interests, obligations and responsibilities of such other party under this Agreement in any form.
21. DEFAULT AND REMEDIES
If any party under this Agreement violates its obligations and other statutory responsibilities hereof, it should undertake corresponding compensation responsibility.
22. TITLES AND HEADINGS
All titles and headings of this Agreement are inserted for convenience only and shall not have any effect on the construction of this Agreement.
(There is no text below.)

(There is no text in this page, which is used for the signature of Agreement on Absorption and Merger of China Netcom (Group) Co., Limited by China United Telecommunications Corporation Limited)
China United Telecommunications Corporation Limited (seal)
Legal Representative (signature): Chang Xiaobing
China Netcom (Group) Co., Limited (seal)
Legal Representative (signature): Zuo Xunsheng
China Unicom (Hong Kong) Limited (seal)
Legal Representative (signature): Chang Xiaobing
China Netcom Group Corporation (Hong Kong) Limited (seal)
Legal Representative (signature): Zuo Xunsheng